QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.3

        [HPL Letterhead]

December 9, 2001

Private & Confidential

Mr. Michael P. Scarpelli
471 Montori Court
Pleasanton, CA 94566

Re: Employment with HPL

Dear Mike:

Subject to the approval of the Board of Directors, HPL Technologies, Inc. or its designated subsidiary (the "Company" or "HPL") is pleased to offer you a position as Vice President, Corporate Development, on the terms set forth in this letter agreement (this "Agreement"), effective upon your acceptance by execution of a counterpart copy of this Agreement where indicated below.

1.
Reporting Duties and Responsibilities. In this position you will report to the Chief Executive Officer of the Company. This offer is for a full time position, located at the offices of the Company, except as travel to other locations may be necessary to fulfill your responsibilities.

2.
Salary and Bonus. Your monthly salary will be $18,750, payable in accordance with the Company's customary payroll practices as in effect from time to time. You will also be eligible to earn an annual bonus based on the achievement of objectives which you and the CEO will mutually determine in good faith each year, with such bonus paid by the Company in accordance with its normal bonus payment program. The payment of all sums hereunder shall be subject to all applicable federal, state and local withholding taxes.

3.
Stock Option. Subject to the approval of the Board of Directors, the Company will grant you an option (the "Option") to purchase 350,000 shares of the Company's Common Stock (the "Shares") pursuant to the Company's 2001 Equity Incentive Plan (the "Plan") and the standard agreements related thereto. The Option will be an Incentive Stock Option to the maximum extent permitted by the Internal Revenue Code and any balance will be a non-qualified stock option. The option exercise price will be equal to the fair market value of the Company's Common Stock at the date of grant.

4.
Loan. The Company will make a loan ("Loan") to you in the amount of $750,000, secured by a second deed of trust on your home. The terms and conditions of the loan will be set forth in a promissory note and deed of trust mutually acceptable to you and the Company. If you remain an employee of the Company, for five years, on each anniversary date of your employment, the Company will forgive the principal and interest payment due on the note evidencing the Loan for the annual period then ending, subject to your immediate remittance to the Company of all Federal and state withholding taxes due on such amount, until the note is paid in full.

5.
Corporate Transaction. In the event that a Corporate Transaction (as defined in Section 10.2(a) of the Plan) occurs and the acquiring or successor company does not assume the Company's outstanding options or issue substitute options therefor, all of the unvested shares under the Option shall be vested. Furthermore, upon completion of the Corporate Transaction, all outstanding principal and interest on the Loan will be immediately forgiven, subject to your immediate remittance of all applicable withholding taxes on the forgiven amounts.

6.
Confidential Information. As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions, which will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers, and you have advised us that in connection with your employment by the Company you will not bring with you or otherwise use any such confidential or proprietary material.

7.
If, during the first five years of your employment, the Company terminates your employment without cause (as defined below), all outstanding principal and interest on the Loan will be forgiven, subject to your immediate remittance of all applicable withholding taxes on the forgiven amounts, and all of the unvested shares under the Option will be vested. You agree that the arrangements set forth in this Section 7 shall constitute the only benefits, payments, severance or other amounts that you shall be entitled to receive upon a termination of your employment, if it occurs during the first 5 years of employment, except accrued salary and vacation, and you hereby acknowledge and agree that receipt of those benefits shall be expressly conditioned upon your execution of a general release in the form attached hereto.

  "Cause" shall mean the occurrence of one or more of the following: (i) your conviction of a felony or a crime involving moral turpitude or dishonesty; (ii) your participation in a fraud or act of deceit or dishonesty against the Company or its stockholders; (iii) your intentional and material damage to the Company's property; (iv) your willful or continuing neglect of your duties (following notice); (v) a material breach by you of this Agreement, the Company's written policies, or the Employee Inventions and Confidentiality Agreement that is not remedied by you within fourteen (14) days of written notice of such breach from the Company.

  A material diminution in your duties or responsibilities shall constitute a termination without cause.

8.
Benefits. You will receive benefits according to the Company's employee benefits package, and will be subject to the Company's vacation policy, as such package and policy is in effect from time to time. Details about these benefits will be available for your review.

9.
At-Will Employment. While we look forward to a long term relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either you or the Company for any reason at any time. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this Agreement) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

10.
Term of Offer. This offer will remain open until December 15, 2001. If you decide to accept our offer, and I hope that you will, please sign the enclosed copy of this Agreement in the space indicated and return it to me. Upon your signature below, this Agreement, together with the Employee Inventions and Confidentiality Agreement referred to in paragraph 6, will become our binding agreement with respect to the subject matter of this Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and upon you and your heirs, administrators and executors, provided that neither this Agreement, nor any of your rights, duties or obligations, may be assigned by you, and any attempt to do so shall be void. This Agreement shall be governed by California law, and may only be amended in a writing signed by you and the Company.

11.
Start Date. This offer is made with the understanding that you will be available to start full time employment with HPL on or before January 2, 2002.

We are excited and pleased to have you join the HPL team. We confident that we can work together to successfully capitalize on our substantial market opportunity.

Sincerely,
/s/ Y. DAVID LEPEJIAN Y. David Lepejian President and Chief Executive Officer
Acknowledged, Accepted and Agreed: Michael P. Scarpelli
/s/ MICHAEL P. SCARPELLI	Date:	December 15, 2001

GENERAL RELEASE

        This GENERAL RELEASE ("Release"), is made this            day of December, 2001 (the "Effective Date") by Michael P. Scarpelli ("Employee") in favor of HPL Technologies, Inc., a Delaware corporation or its designated subsidiary ("the Company").

RECITALS

        A. On December            , 2001, the parties hereto entered into an Employment Agreement ("Agreement") pursuant to which the parties agreed that, among other things, upon a termination without Cause, Employee would become eligible to receive certain benefits in exchange for Employee's release of the Company and its subsidiaries and affiliates from all claims which Employee may have against the Company and its subsidiaries and affiliates as of his termination date.

        B. The parties desire to dispose of, fully and completely, all claims which Employee may have against the Company and its subsidiaries and affiliates in the manner set forth in this Release.

        NOW, THEREFORE, in consideration of the benefits conferred on Employee pursuant to the Agreement referenced above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee hereby agrees as follows:

        1.    Release.    Employee, for himself and his heirs, successors and assigns, fully and forever releases, relinquishes, acquits and discharges the Company, its officers, directors, employees, shareholders, attorneys, accountants, other professionals, insurers and agents of the other (collectively "Agents"), and all entities related to each party, including, but not limited to, heirs, executors, administrators, personal representatives, assigns, parent, subsidiary and sister corporations, affiliates, partners and co-venturers (collectively "Related Entities"), from all rights, claims, demands, actions, causes of action, liabilities and obligations of every kind, nature and description whatsoever, Employee now has, owns or holds or has at anytime had, owned or held or may have against the Company, Agents or Related Entities from any source whatsoever, whether or not arising from or related to the facts recited in this Release. Employee specifically releases and waives any and all claims arising under any express or implied contract, rule, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the California Fair Employment and Housing Act, and the Age Discrimination in Employment Act, as amended ("ADEA").

        2.    Section 1542 Waiver.    This Release is intended as a full and complete release and discharge of any and all claims that Employee may have against the Company, Agents or Related Entities. In making this Release, Employee intends to release the Company, Agents and Related Entities from liability of any nature whatsoever for any claim of damages or injury or for equitable or declaratory relief of any kind, whether the claim, or any facts on which such claim might be based, is know or unknown to him. Employee expressly waives all rights under §1542 of the Civil Code of the State of California, which Employee understands provides as follows:

  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        Employee acknowledges that he may discover facts different from or in addition to those which he now believes to be true with respect to this Release. Employee agrees that this Release shall remain effective notwithstanding the discovery of any different or additional facts.

        3.    Waiver of Certain Claims.    Employee acknowledges that he has been advised in writing of his right to consult with an attorney prior to executing the waivers set out in this Release, and that he has been given a twenty-one day period in which to consider entering into the release of ADEA claims, if any. In addition, Employee acknowledges that he has been informed that he may revoke a signed waiver of the ADEA claims for up to 7 days after executing this Release.

        4.    No Undue Influence.    This Release is executed voluntarily and without any duress or undue influence. Employee acknowledges he has read this Release and executed it with his full and free consent. No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release.

        5.    Governing Law.    This Release is made and entered into in the State of California and accordingly the rights and obligations of the parties hereunder shall in all respects be construed, interpreted, enforced and governed in accordance with the laws of the State of California as applied to contracts entered into by and between residents of California to be wholly performed within California.

        6.    Severability.    If any provision of this Release is held to be invalid, void or unenforceable, the balance of the provisions of this Release shall, nevertheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.

        IN WITNESS WHEREOF, the undersigned has executed this General Release at San Jose, California as of the date first above written.

QuickLinks

GENERAL RELEASE
RECITALS